UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2024

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, KS 67210

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code): (316) 526-9000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s)	Name of exchange on which registered
Class A Common Stock, par value $0.01 per share	SPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 17, 2024, Spirit AeroSystems, Inc., a Delaware corporation (“Seller”) and wholly owned subsidiary of Spirit AeroSystems Holdings, Inc., a Delaware corporation (“Spirit”), and Fiber Materials Inc., a Delaware corporation (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Tex-Tech Industries, Inc., a Delaware corporation (“Buyer”), pursuant to which, among other things, Buyer will acquire all of the outstanding equity interests in the Company (the “Transaction”).

Pursuant to the Agreement, the aggregate purchase price to be paid by Buyer is $165,000,000 in cash, subject to specified adjustments as set forth in the Agreement.

The Closing (as defined in the Agreement) is subject to certain customary closing conditions, including (a) if applicable, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Regulatory Condition”), (b) the absence of any Law, Order or pending Proceeding (each as defined in the Agreement) that would make illegal or prohibit or restrain the Closing (a “Closing Legal Impediment”), (c) subject to certain qualifiers, the accuracy of the representations and warranties made by the Company, Seller and Buyer, respectively, (d) the performance in all material respects by Seller, the Company and Buyer of their respective obligations under the Agreement and (e) no Material Adverse Effect (as defined in the Agreement) having occurred after the date of the Agreement.

The Agreement contains customary representations, warranties and covenants related to the Company, Seller and Buyer. Between the date of the Agreement and the Closing, subject to certain exceptions, Seller has agreed to cause the Company and specified subsidiaries of the Company (together with the Company, the “Acquired Companies”) to (a) use commercially reasonable efforts to operate the Acquired Companies’ business in the ordinary course of business in all material respects, (b) preserve substantially intact its businesses and goodwill, including material business relationships with customers, suppliers, employees, governmental entities and other third parties with whom it has business dealings and all of its material assets and properties, and (c) not to take certain actions with respect to the business of the Acquiring Companies without the written consent of Buyer.

The Agreement includes termination provisions in favor of Seller and Buyer, including that either Seller or Buyer may terminate the Agreement if the Transaction has not been consummated by February 18, 2025, subject to one extension if, on such date, all of the closing conditions except the Regulatory Condition have been satisfied (or are capable of being satisfied) or waived, and either Buyer or Seller elects to extend such date up to an additional ninety days (such date, as so extended (if applicable), the “Outside Date”). The Agreement provides that the Closing shall not occur prior to January 3, 2025, unless otherwise mutually agreed by Seller and Buyer. Buyer is required to pay Seller a termination fee of $35,000,000 if the Agreement is terminated in specified circumstances, including, subject to certain qualifications and exceptions specified therein, Buyer having failed to obtain the Debt Financing (as defined in the Agreement).

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Agreement filed as Exhibit 2.1 to this report.

The foregoing summary description of the Agreement has been included to provide investors and security holders with information regarding the terms of the Agreement and is qualified in its entirety by the terms and conditions of the Agreement. It is not intended to provide any other factual information about Spirit, Buyer or their respective subsidiaries and affiliates, including the Company. The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement as of specified dates and (except as expressly set forth in the Agreement) solely for the benefit of the parties to the Agreement; may be subject to qualifications and limitations agreed upon by such parties, including being qualified by confidential disclosures; were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or reports and other documents filed with the Securities and Exchange Commission. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the Agreement or any of their respective subsidiaries or affiliates. Information concerning the subject matter of representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Spirit’s public disclosures.

2

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated as of November 17, 2024, by and among Tex-Tech Industries, Inc., Spirit AeroSystems, Inc. and Fiber Materials Inc.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: November 18, 2024	By:	/s/ Irene M. Esteves
	Name:	Irene M. Esteves
	Title:	Executive Vice President and Chief Financial Officer

4